Exhibit 99.1

Company Press Release

QLogic Names Frank A. Calderoni Vice President and Chief Financial Officer

ALISO VIEJO, Calif., Feb. 25, 2002 — QLogic Corporation (NASDAQ: QLGC), the only end-to-end storage network infrastructure provider, today announced the appointment of Frank A. Calderoni to the position of vice president and chief financial officer, effective March 4, 2002. He replaces Thomas R. Anderson, whose retirement had been previously announced in July 2001.

Calderoni has been employed as senior vice president and chief financial officer at SanDisk Corporation, an international flash-data storage company, for the past two years. Prior to SanDisk he had a successful 21-year financial career with IBM, including controller of the Storage Systems Division culminating as vice president of finance and operations, Global Small Business. He has extensive financial experience within the high tech storage industry, and is a graduate with a B.S. from Fordham University and an MBA from Pace University.

“We are very pleased to find such a capable replacement CFO with such an extensive background in the storage industry,” said H.K. Desai, chairman, CEO and president, QLogic Corp.

“I am delighted to join a company of QLogic’s stature in the storage industry and I am looking forward to participating in the company’s future growth opportunities,” said Calderoni. “H.K. and I have a very complementary view of the Company’s strategic direction.”

Calderoni will report directly to Desai in his new role. Anderson will continue with QLogic through June 2002, to assist in the transition of CFO duties, and also to support various investor relations activities.

About QLogic (www.qlogic.com)

QLogic Corporation (Nasdaq:QLGC) simplifies the process of networking storage for OEMs, resellers and system integrators with the only end-to-end infrastructure in the industry, consisting of award-winning controller chips, host bus adapters, network switches and management software to move data from the storage device through the fabric to the server. QLogic designs and produces solutions based on all storage network technologies including SCSI, iSCSI, InfiniBand and Fibre Channel. A member of the S&P 500 Index, QLogic was recently ranked number 25 on Forbes’ Best 200 Small Companies and number 20 on Fortune’s 100 Fastest Growing Companies.

Note: All QLogic-issued press releases appear on the company’s web site (www.qlogic.com). Any announcement that does not appear on the QLogic web site has not been issued by QLogic.

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Disclaimer- Forward Looking Statements

With the exception of historical information, the statements set forth above include forward-looking statements that involve risks and uncertainties. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include new and changing technologies and customer acceptance of those technologies; a change in semiconductor foundry capacity or conditions; fluctuations in the growth of I/O markets; fluctuations or cancellations in orders from OEM customers; the Company’s ability to compete effectively with other companies; cancellation of OEM products associated with design wins; and reductions in the need for space and increased costs of operations due to facility relocation. Carrying additional expansion space may increase costs and adversely impact future earnings.

These and other factors which could cause actual results to differ materially are also discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Form S-3, Form 10-K, and Form 10-Q.

Trademarks and registered trademarks are the property of the companies with which they are associated.

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